UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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[ ]	Definitive Information Statement

eWELLNESS HEALTHCARE CORPORATION

(Name of Registrant as Specified In Its Charter)

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INFORMATION STATEMENT

OF

eWELLNESS HEALTHCARE CORPORATION

11825 Major Street

Culver City, California90230

(855) 470-1700

To the Holders of Common Stock and Preferred Stock:

This Preliminary Information Statement (“Information Statement”) has been filed with the Securities and Exchange Commission Stock”) by eWellness Healthcare Corporation, a Nevada corporation (the “Registrant” or “Company”) pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is being furnished to the holders of the Company’s outstanding shares of Common Stock, par value $0.001 per share (the “Common Stock”) and outstanding shares of Series A Voting Preferred Stock, par value $0.001 per share (the “Preferred Stock”). The purpose of this Information Statement is to notify holders of our Common Stock and Preferred Stock (the “Common Stockholders” and “Preferred Stockholders,” respectively) as of June 18, 2019 (the “Record Date”), that in lieu of a meeting of stockholders entitled to vote, the Company received, the written consent of the Company’s Board of Directors and of certain persons who are the holders of a majority of the Company’s shares of voting capital stock, consisting of certain Common Stockholders and Preferred Stockholders (the “Majority Consenting Stockholders”). The Series A Voting Preferred Stock has the right to vote in the aggregate, on all shareholder matters, votes equal to 51% of the total shareholder vote on any and all shareholder matters. The Series A Voting Preferred Stock will be entitled to this 51% voting right no matter how many shares of Common Stock or other voting stock of eWellness Healthcare Corporation voting stock is issued and outstanding in the future. The Series A Voting Preferred Stockholders and certain Common Stockholders holding in the aggregate approximately 70.97% of the total voting power of all issued and outstanding voting shares of the Company (the “Majority Consenting Stockholders”) together with the unanimous consent of the Company’s Board of Directors, authorized the following in writing their joint consent (the “Joint Written Consent”), a copy of which is attached as Exhibit A hereto:

● The increase in the number of authorized shares of Common Stock from four hundred million (400,000,000) shares of Common Stock to nine hundred million (900,000,000) shares of Common Stock (the “Authorized Common Stock Share Increase”);

We have attached as Exhibit B hereto a form of the proposed amendment of Article IV to the Articles of Incorporation, the increase in authorized shares of Common Stock to nine hundred million (900,000,000) shares, which amendment will not change the authorized twenty million (20,000,000) shares of Preferred Stock.

On June 18, 2019, the Record Date, the Board of Directors of the Company (the “Board”) approved, and recommended for approval to the holders of Series A Voting Preferred Stock and Common Stock having the power to vote with respect to the Common Stock, the: (i) Authorized Common Stock Share Increase (the “Corporate Action”), which Corporate Action was also approved by the Majority Consenting Stockholders on the same date. The Corporate Action by Joint Written Consent in lieu of a meeting was done in accordance with the provisions of Chapter 78.2055 of the Nevada Revised Statute (“NRS”). Accordingly, and based upon the Joint Written Consent of the Majority Consenting Stockholders and Board of Directors, your consent is not required and is not being solicited in connection with the approval of the Action.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

The Board of Directors believes that the Common Stockholders and Series A Voting Preferred Stockholders of the Company will benefit from this Corporate Action because after the implementation of the Authorized Common Stock Share Increase by the filing of Articles of Amendment with the State of Nevada, the Company shall have available a sufficient number of authorized but unissued and unreserved shares of Common Stock to be able to secure new equity and debt financing as well as provide the Company with greater flexibility in pursuing potential acquisitions and other opportunities to expand and grow its business, although there can be no such assurance that such efforts will be successful. Reference is made to the discussion under “Purpose And Effect Of Increasing The Number Of Authorized Shares” below.

INTRODUCTION

Chapter 78.2055 of the Nevada Revised Statute (“NRS”) provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders’ meeting convened for the specific purpose of such action. The NRS, however, requires that in the event an action is approved by written consent, a Company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Company.

In accordance with the foregoing, we will mail the Notice of the Corporate Action to the Common Stockholders and Series A Preferred Stockholders on or about July __, 2019.

This Information Statement contains a brief summary of the material aspects of the Corporate Action approved by the Board of Directors (the “Board”) of eWellness Healthcare Corporation (the “Company,” “we,” “our” or “us”) and the holders of Series A Voting Preferred Stock, who have voting rights together with the Common Stockholders. The Common Stockholders and Series A Voting Stockholders who have executed the Joint Written Consent constitute the Majority Consenting Stockholders.

SERIES A VOTING PREFERRED STOCK

On June 20, 2019, the Company amended its Articles of Incorporation by filing a Certificate of Designations, Preferences and Rights to authorize 1,000,000 shares of Series A Voting Preferred Stock, par value of $0.001, all of which were issued to the persons set forth on the Joint Written Consent as the holders of all of the Series A Voting Preferred Stock. The Series A Voting Preferred Shares have the right to vote in the aggregate, on all shareholder matters votes equal to 51% of the total shareholder vote on any and all shareholder matters. The Series A Voting Preferred Stock will be entitled to this 51% voting right no matter how many shares of common stock or other voting capital stock of the Company is issued and outstanding in the future.

As of June 18, 2019, the Record Date, there were issued and outstanding (i) 221,321,504 shares of our Common Stock, and (ii) 1,000,000 shares of our Series A Voting Preferred. Based upon the 221,321,504 shares of Common Stock issued and outstanding, the Series A Voting Preferred Stockholders are entitled to vote and have, in fact, voted in favor of the Corporate Action casting 112,873,967 affirmative votes. In addition, the Series A Voting Preferred Stockholders also own an aggregated of 44,202,921 shares of Common Stock and collectively, the Majority Consenting Stockholders affirmative vote represented 157,076,888 voting shares or 70.97 % of the total voting capital stock of the Company as of the Record Date.

ACTION TO BE TAKEN

The Authorized Common Stock Share Increase will become effective on the date that we file the Amended Articles of Incorporation of the Company (the “Articles of Amendment”) with the Secretary of State of the State of Nevada. Such filing can occur no earlier than twenty (20) calendar days after the mailing of the Definitive Information Statement.

We currently expect to file the Amendment on or about July __, 2019.

INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

General

The number of authorized shares of our Common Stock will be increased from four hundred million (400,000,000) shares to nine hundred million (900,000,000) shares (the “Authorized Common Stock Share Increase”).

As of June 18, 2019, there were issued and outstanding 221,321,504 shares of our Common Stock and approximately 175,000,000 shares of Common Stock reserved for issuance underlying convertible notes, options and warrants. We have been funding our operations utilizing proceeds from convertible notes and expect to do so until we begin to generate significant revenues from our proprietary physical therapy telehealth operations (“PHZIO”). As a result of funding the development of PHZIO and the costs of our operations by the issuance of shares of our Common Stock and the requirement of reserving shares underlying convertible notes, we do not have a sufficient number of authorized but unissued and unreserved shares of Common Stock for near term corporate purposes. See the discussion below under “Purpose and Effect of Increasing the Number of Authorized Shares.”

Purpose and Effect of Increasing the Number of Authorized Shares

The additional shares of Common Stock for which authorization is sought would be part of the existing class of Common Stock, if and when issued. These shares would have the same rights and privileges as the shares of Common Stock currently outstanding. Holders of the Company’s Common Stock do not have preemptive rights to subscribe for and purchase any new or additional issues of Common Stock or securities convertible into Common Stock.

The Board of Directors believes that the increase in the number of authorized shares of Common Stock is in the best interests of the Company and its stockholders. The purpose of increasing the number of authorized shares of Common Stock is to have shares available for issuance for such corporate purposes as the Board of Directors may determine in its discretion, including, without limitation:

● conversion of convertible securities

● retiring convertible debt

● investment opportunities

● stock dividends or other distributions

● future financings and other corporate purposes

● future acquisitions

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following table lists the number of shares of Common Stock of our Company as of June 18, 2019, the Record Date, that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of Common Stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within sixty (60) days. Under the rules of the SEC, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he/she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The business address of each beneficial owner listed is in care of 11825 Major Street, Culver City, California, 90230 unless otherwise noted. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our Common Stock owned by them, except to the extent that power may be shared with a spouse.

As of June 18, 2019, we had 221,321,504 shares of Common Stock and 1,000,000 shares of Series A Voting Preferred Stock issued and outstanding.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned (1)	Percentage of Common Stock Owned (1)	Shares of Series A Preferred Stock Held (2)	Percentage of Series A Preferred Held	Number and Percentage of Total Voting Shares
Darwin Fogt, CEO and President	7,400,000	3.35%	170,000	17%	26,588,574 or 12.01%
Douglas MacLellan, Chairman	7,750,000	3.51%	170,000	17%	26,938,574 or 12.17%
David Markowski, CFO	3,100,000	1.40%	170,000	17%	22,288,574 or 10.07%
Curtis Hollister, CTO	22,747,921	10.28%	170,000	17%	41,936,495 or 18.95%
Brandon Rowberry, Director	500,000	0.23%	25,000	2.5%	3,321,849 or 1.50%
Doug Cole, Director	200,000	0.09%	75,000	7.5%	8,665,547 or 3.91%
Rochelle Pleskow, Director	300,000	0.14%	25,000	2.5%	3,121,849 or 1.41%
Director and Officer (7 people)	41,997,921	19.00%	805,000	80.5%	132,861,459 or 60.03%

(1)	Applicable percentage ownership is based on 221,321,504 shares of Common Stock outstanding as of June 18, 2019. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently exercisable or exercisable within 60 days of June 18, 2019 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2)	The 1,000,0000 shares of Series A Preferred Shares have the right to vote in the aggregate, on all shareholder matters votes equal to 51% of the total shareholder vote on any and all shareholder matters. The Series A Preferred Stock will be entitled to this 51% voting right, representing at present 112,873,967 votes based on the 221,321,504 shares of Common Stock outstanding, no matter how many shares of Common Stock or other voting stock of the Company’s stock are issued and outstanding in the future.

ADDITIONAL INFORMATION

The Company is subject to the filing requirements of the Exchange Act, and in accordance therewith files reports, proxy/information statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “Exchange Act Filings”) with the SEC. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, NE Washington, D.C, 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, NE Washington, D.C 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

We will also provide without charge, to each person to whom a proxy/information statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in this proxy statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates). Such requests should be directed to the address and phone number indicated below. This includes information contained in documents filed subsequent to the date on which definitive copies of the proxy statement are sent or given to security holders, up to the date of responding to the request.

By order of the Board of Directors of

EWellness Healthcare Corporation

11825 Major Street

Culver City, California 90230

(855) 470-1700

Date: June 24, 2019

By:	/s/ Darwin Vogt
Darwin Vogt, Chief Executive Officer

Exhibit A

JOINT WRITTEN CONSENT

OF THE BOARD OF DIRECTORS

AND

MAJORITY CONSENTING STOCKHOLDERS

OF

EWELLNESS HEALTHCARE CORPORATION

June 21, 2019

The undersigned, being all of the Directors of eWellness Healthcare Corporation, a Nevada corporation (the “Corporation”), hereby unanimously consent to the following resolutions (the “Resolutions”) pursuant to the authority of the Board of Directors as required by the provisions of the Nevada Revised Statutes (“NRS”).

WHEREAS, the Corporation’s Article IV Section 1 shall be amendment and read as follows:

(1)	The total number of shares of all classes of stock which the Corporation shall have authority to issue shall be nine hundred twenty million (920,000,000) shares, of which nine hundred million (900,000,000) shares shall be common stock, par value $0.001 per share (the “Common Stock”) and twenty million (20,000,000) shares shall be preferred stock, par value $.001 per share (the “Preferred Stock”).

FURTHER RESOLVED, that the proper officers of the Corporation be, and each of them hereby is, in accordance with the foregoing resolutions, authorized, empowered and directed, in the name and on behalf of the Corporation, to prepare, execute and deliver, or cause to be prepared, executed and delivered, any and all certificates, reports, applications, notices, instruments or other documents and to do or cause to be done any and all such other acts and things as, in the opinion of any such officer, may be necessary, appropriate or desirable in order to enable the Corporation fully and promptly to carry out the purposes and intent of the foregoing Resolutions, to make any filings pursuant to applicable laws and rules, and to take all other actions that he or she deems necessary to effectuate and carry out the purposes of the foregoing Resolutions and to permit the transactions contemplated thereby to be lawfully consummated; and

FURTHER RESOLVED, that all actions previously taken by any officer, director, representative or agent of the Corporation, in the name or on behalf of the Corporation or any of its affiliates in connection with the transactions contemplated by the foregoing Resolutions be, and each of the same hereby is, adopted, ratified, confirmed and approved in all respects as the act and deed of the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Unanimous Written Consent effective as of the 18th day of June 2019.

/s/: Darwin Fogt
Darwin Fogt, Director

/s/: Douglas MacLellan
Douglas MacLellan, Chairman

/s/: David Markowski
David Markowski, Director

/s/: Douglas Cole
Douglas Cole, Director

/s/: Curtis Hollister
Curtis Hollister, Director

/s/: Rochelle Pleskow
Rochelle Pleskow, Director

/s/: Brandon Rowberry
Brandon Rowberry, Director

MAJORITY CONSENTING STOCKHOLDERS

Name	Shares of Series A Voting Preferred Stock	Shares of Common Stock	Voting Capital Stock (1)
/s/: Darwin Fogt	170,000 shares	7,400,000 shares	26,588,574 or 12.01%
/s/: Curtis Hollister	170,000 shares	22,747,921 shares	41,936,495 or 18.95%
/s/: Douglas C. MacLellan	170,000 shares	7,750,000 shares	26,938,574 or 12.17%
/s/: David Markowski	170,000 shares	3,100,000 shares	22,288,571 or 10.07%
/s/: Michael Block	170,000 shares	2,000,000 shares	21,188,528 or 9.57%
/s/: Doug Cole	75,000 shares	200,000 shares	8,665,547 or 3.91%
/s/: Brandon Rowberry	25,000 shares	500,000 shares	3,321,849 or 1.50%
/s/:Rochelle Pleskow	25,000 shares	300,000 shares	3,121,849 or 1.41%
/s/: Donna Moore	25,000 shares	205,000 shares	3,026,842 or 1.37%
Total	1,000,000 shares	44,202,921 shares	157,076,829 or 70.98%

(1)	Applicable percentage ownership is based on total voting shares and 221,321,504 shares of Common Stock outstanding as of June 18, 2019. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently exercisable or exercisable within 60 days of June 18, 2019 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Exhibit B

STATE OF NEVADA

ARTICLES OF AMENDMENT

OF

ARTICLES OF INCORPORATION

eWellness Healthcare Corporation, a corporation organized and existing under and by virtue of the NRS 78 of the State of Nevada, does hereby certify:

FIRST: That at a meeting of the Board of Directors of eWellness Healthcare Corporation (the “Corporation”), resolutions were duly adopted setting forth a proposed amendment of the Articles of Incorporation of said Corporation, declaring said amendment to be advisable and based upon the written consent of the holders of the Corporation’s Series A Voting Preferred Stock and Common Stock of said Corporation holding a majority of the outstanding shares of voting capital stock (collectively, the “Majority Consenting Stockholders”) for consideration thereof. The resolutions setting forth the proposed amendment are as follows:

RESOLVED, that the Articles of Incorporation of this Corporation be amended by changing the ARTICLE VI so that, as amended, said Article shall be and read as follows:

“ARTICLE VI: The Corporation shall be authorized to issue nine hundred and twenty million (920,000,000) shares of capital stock, of which nine hundred million (900,000,000) shares shall be shares of common stock, par value $0.001 per share (“Common Stock”) and twenty million (20,000,000) shares shall be shares of preferred stock, par value of $0.001 per share, which may be issued in one or more series (“Preferred Stock”). The Board of Directors of the Corporation is authorized to fix the powers, preferences, rights, qualifications, limitations or restrictions of the Preferred Stock and any series thereof pursuant to NRS 78.195, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:

(a) The rate and manner of payment of dividends, if any;

(b) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(c) The amount payable upon shares in the event of liquidation, dissolution or other winding-up of the Corporation;

(d) Sinking fund provisions, if any, for the redemption or purchase of shares;

(e) The terms and conditions, if any, on which shares may be converted or exchanged;

(f) Voting rights, if any; and

(g) Any other rights and preferences of such shares, to the full extent now or hereafter permitted by the laws of the State of Nevada.

The Board of Directors shall have the authority to determine the number of shares that will comprise each series.

Prior to the issuance of any shares of a series, but after adoption by the Board of Directors of the resolution establishing such series, the appropriate officers of the Corporation shall file such documents with the State of Nevada as may be required by law.”

SECOND: That thereafter, pursuant to resolutions of its Board of Directors, and based upon the written consent of the Majority Consenting Stockholders, who are the holders of a majority of the outstanding shares of voting capital stock of said Corporation in accordance with section 78.320 of Nevada Revised Statutes, the necessary number of shares as required by statute, were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of NRS 78 of the State of Nevada.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 18th day of June 2019.

By:	/s/ Darwin Fogt
Name:	Darwin Fogt
Title:	Chief Executive Officer, President and Director